PRESS RELEASE OF FSB BANCORP, INC.

   January 30, 2019

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND 2018 ANNUAL RESULTS

Fairport, New York, January 30, 2019: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the “Bank”), reported net income of $43,000, or $0.02 per basic and diluted earnings per share, for the quarter ended December 31, 2018 compared to a net loss of $187,000, or $(0.10) per basic and diluted earnings per share, for the quarter ended December 31, 2017.  The Company’s net interest margin for the quarter ended December 31, 2018 decreased 11 basis points to 2.72% from 2.83% for the quarter ended December 31, 2017.  The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earnings assets of 37 basis points to 1.46% for the quarter ended December 31, 2018 from 1.09% for the quarter ended December 31, 2017.  The decrease was due to increases in the average balances and the average costs of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 26 basis points to 4.18% for the quarter ended December 31, 2018 from 3.92% for the quarter ended December 31, 2017.  The increase in interest-earning assets was due to an increase in the average balances as well as an increase in the average yields on our investments and adjustable rate residential, commercial, and consumer loans. The reason for the increase was primarily due to upward repricing for investments and adjustable rate loans in addition to higher interest rates on new fixed-rate residential mortgage loans in a rising interest rate environment.

For the year ended December 31, 2018, the Company reported net income of $135,000, or $0.07 per basic and diluted earnings per share, compared to net income of $211,000, or $0.11 per basic and diluted earnings per share, for the year ended December 31, 2017.  The Company’s net interest margin for the year ended December 31, 2018 decreased six basis points to 2.79% from 2.85% for the year ended December 31, 2017. The interest expense as a percentage of interest-earnings assets increased from 0.99% for the year ended December 31, 2017 to 1.29% for the year ended December 31, 2018 due to increases in the average balances and the average costs of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets to 4.08% for the year ended December 31, 2018 from 3.84% for the year ended December 31, 2017.  The increase in interest-earning assets was due to an increase in the average balances as well as an increase in the average yields on our investments and adjustable and fixed rate residential, commercial, and consumer loans.  The reason for the increase was primarily due to upward repricing for investment and adjustable rate loans in addition to higher interest rates on new fixed-rate residential mortgage loans in a rising interest rate environment.

The increase in net income of $230,000 for the fourth quarter of 2018 compared to the fourth quarter of 2017 resulted from an increase in net interest income of $52,000, and decreases in provision for income taxes of $254,000 and other expense of $163,000, partially offset by a decrease in other income of $239,000.  The increase in net interest income of $52,000 was primarily reflective of the Company’s continued efforts to improve its interest-earning asset yield by increasing the balances of higher yielding residential and commercial loans.  This increase in net interest income was partially offset by an increase in interest expense due to increases in both the average costs and the average balances of our interest-bearing deposits and borrowings in order to fund the additional loan growth when comparing the fourth quarters of 2018 and 2017.  The provision for income taxes decreased due to lower income before income taxes when comparing the quarters ended December 31, 2018 and December 31, 2017 in addition to the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets.  Generally accepted accounting principles required that the impact of the provisions of the Tax Act be accounted for in the period of enactment.  As such, the additional expense in 2017 was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.  The decrease in other expense of $163,000 was primarily due to a decrease in salaries and employee benefits of $190,000, partially offset by an increase in other miscellaneous expenses of $36,000.  The decrease in salaries and employee benefits was primarily attributable to a decrease in commission expense due to lower volume of mortgage loan originations in the fourth quarter of 2018 compared to the fourth quarter of 2017 in addition to a reversal of excess funds from the Bank’s annual discretionary 401(k) contribution paid to eligible employees. Other miscellaneous expenses increased primarily due to legal fees associated with the Bank’s consideration of a possible conversion to a commercial charter.  The decrease in other income was primarily attributable to decreases in realized gains on sales of loans and mortgage fee income due to lower volume of mortgage loan originations and mortgage loan sales in addition to lower premiums received on mortgage loans sold in the fourth quarter of 2018 compared to the fourth quarter of 2017.

At December 31, 2018, the Company had $328.3 million in consolidated assets, an increase of $13.9 million, or 4.4%, from $314.4 million at December 31, 2017. Net loans receivable increased $19.0 million, or 7.2%, to $281.7 million at December 31, 2018 from $262.7 million at December 31, 2017. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our strong credit quality and strict underwriting standards.  Residential mortgage loans increased $14.7 million, or 7.1%, to $221.6 million at December 31, 2018 from $206.9 million at December 31, 2017.  Commercial real estate loans increased $7.7 million, or 51.9%, to $22.5 million at December 31, 2018 from $14.8 million at December 31, 2017.  Commercial and industrial loans increased $3.6 million, or 98.2%, to $7.3 million at December 31, 2018 from $3.7 million at December 31, 2017.  The Bank originated $91.4 million of residential mortgage loans for year ended December 31, 2018 compared to $108.4 million for the year ended December 31, 2017. The Bank sold $59.9 million of mortgage loans in the secondary market during the year ended December 31, 2018 compared to $70.1 million during the year ended December 31, 2017 as a balance sheet management strategy to reduce interest-rate risk.  The Bank sold these loans at a gain of $1.4 million which was recorded in other income for the year ended December 31, 2018 compared to $2.1 million for the year ended December 31, 2017.  At December 31, 2018, the Bank was servicing $123.8 million in residential mortgage loans sold to Freddie Mac and will realize servicing income on these loans as long as they remain outstanding. At December 31, 2018, the Bank had $2.1 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the fourth quarter of 2018 that have been committed for sale in the secondary market, and will be delivered and sold in the first quarter of 2019. Investment securities decreased by $505,000, or 2.0%, to $24.4 million at December 31, 2018 from $24.9 million at December 31, 2017 due to maturities and principal repayments. Cash and cash equivalents, consisting primarily of interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $4.1 million, or 39.5%, to $6.3 million at December 31, 2018 from $10.4 million at December 31, 2017 to fund loan growth. Total deposits increased $5.9 million, or 2.7%, to $222.6 million at December 31, 2018 from $216.7 million at December 31, 2017.  FHLB borrowings increased $7.4 million, or 11.4%, to $71.8 million at December 31, 2018 from $64.4 million at December 31, 2017. Long-term borrowings increased $6.6 million, or 12.9%, to $58.1 million at December 31, 2018 from $51.4 million at December 31, 2017 due to $25.5 million in new advances partially offset by $18.9 million in principal repayments on our amortizing advances and maturities.  Short-term borrowings increased $750,000, or 5.8%, to $13.8 million at December 31, 2018 compared to $13.0 million at December 31, 2017.  The increase in FHLB borrowings was used to fund the additional growth in the loan portfolio.  Total stockholders’ equity increased $457,000, or 1.5%, to $31.5 million at December 31, 2018 from $31.1 million at December 31, 2017.  The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares.  In 2018, the Company repurchased 2,592 shares at an average price of $16.38 per share.  As of December 31, 2018, the Company had repurchased 72,127 shares at an average price of $15.31 per share.  At December 31, 2018, the Bank was considered well capitalized, the highest standard and capital rating, as defined by the Bank’s regulators.

At December 31, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000 and at December 31, 2017, the Bank had two non-performing residential mortgage loans totaling $153,000. We recorded a $300,000 provision for loan losses for the year ended December 31, 2018 and a $271,000 provision for loan losses for the year ended December 31, 2017.  The increase in the provision for loan losses was primarily due to a $1.6 million increase in loans rated special mention from $116,000 at December 31, 2017 to $1.7 million at December 31, 2018 in addition to adding reserves to support the growth in our residential mortgage, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.6 million, or 0.55%, of loans outstanding at December 31, 2018 compared to $1.3 million, or 0.48%, of loans outstanding at December 31, 2017.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York; Irondequoit, New York; Webster, New York; and Perinton, New York. The Company also has three mortgage origination offices located in Pittsford, New York; Watertown, New York; and Cheektowaga, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly-owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
December 31, 2018 and December 31, 2017
(Dollars in thousands, except per share data)

	(Unaudited)
	December 31, 2018	December 31, 2017

Assets	$328,269	$314,382
Cash and Cash Equivalents	6,291	10,397
Investment Securities	24,383	24,888
Loans Held for Sale	2,133	2,770
Net Loans Receivable	281,741	262,711
Deposits	222,615	216,691
Borrowings	71,826	64,447
Total Stockholders’ Equity	31,513	31,056
Book Value per Share[1]	$16.49	$16.36
Stockholders’ Equity to Total Assets	9.60%	9.88%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2018 and December 31, 2017
 (Dollars and shares in thousands except per share data)

	(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017

Interest and Dividend Income	$3,292	$2,885	$12,540	$10,732
Interest Expense	1,156	801	3,979	2,778
Net Interest Income	2,136	2,084	8,561	7,954
Provision for Loan Losses	75	75	300	271
Net Interest Income after Provision for Loan Losses	2,061	2,009	8,261	7,683
Other Income	618	857	2,717	3,576
Other Expense	2,628	2,791	10,811	10,641
Income Before Income Taxes	51	75	167	618
Provision for Income Taxes	8	262	32	407
Net Income (Loss)	$43	$(187)	$135	$211
Basic and Diluted Earnings (Loss) per Common Share[1]	$0.02	$(0.10)	$0.07	$0.11
Average Basic Shares Outstanding [1]	1,911	1,899	1,909	1,899
Average Diluted Shares Outstanding[1]	1,857	1,899	1,851	1,899

1The Company’s book value and common equity ratio computations did not include shares of common stock held by the Company’s ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at December 31, 2018 and 2017 were 30,463 and 34,271, respectively.

The above information is preliminary and based on the Company’s data available at the time of presentation.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Years Ended December 31, 2018 and December 31, 2017

	(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017

Return (Loss) on Average Assets	0.01%	(0.06)%	0.04%	0.07%
Return (Loss) on Average Equity	0.14%	(0.61)%	0.43%	0.66%
Net Interest Margin	2.72%	2.83%	2.79%	2.85%
Average Yield on Interest-Earning Assets	4.18%	3.92%	4.08%	3.84%
Interest Expense as a Percentage of Interest-Earning Assets	1.46%	1.09%	1.29%	0.99%

The above information is preliminary and based on the Company’s data available at the time of presentation.